Exhibit 10.15

                       MISSISSIPPI BAND OF CHOCTAW INDIANS
                                      d/b/a
                      CHOCTAW RESORT DEVELOPMENT ENTERPRISE

         This Agreement is made effective as of March 20, 2002, by and between Anthony Taeubel (hereinafter called "Executive") and the Mississippi Band of Choctaw Indians d/b/a Resort Development Enterprise (hereinafter called "Employer").

         Now, therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         Section 1.        Duties of Executive:

         Employer hereby employs Executive as the Chief Operating Officer of Gaming Operations on the terms and conditions hereinafter stated. Executive hereby agrees that during the term of his employment hereunder, he will faithfully, industriously and to the best of his ability and experience perform all duties (as listed in Exhibit A) that may be required of him by virtue of his position as Chief Operating Officer of Gaming Operations and all duties of the Chief Operating Officer of Gaming Operations as may be set forth in Employer's By-Laws or resolutions of the Employer's Board of Directors to the reasonable satisfaction of the Employer's President and Board of Directors and in accordance with all applicable laws and regulations. The employment pursuant to this Agreement shall be considered full-time employment, such that Executive shall devote necessary time, attention and energy to Employer's business and shall not during the term of this Agreement accept other employment for gain or profit without the prior written consent of Employer. However, the acceptance of full-time employment under this Agreement will not restrict Executive from making investments in other business enterprises, so long as such other businesses do not compete with Employer and do not violate any conflict of interest restrictions of the Employer.

         Section 2.        Compensation:

         (a) Base Salary. Employer agrees to pay to Executive as compensation for the services to be performed by him during the term of his employment hereunder, a salary at the rate of $260,000.00 per annum subject to an annual merit increase as recommended by the President and approved by the Board of Directors. Such annual salary, as adjusted each Employer fiscal year, shall be payable in equal bi-weekly installments throughout the term of the contract.

         (b) The Executive shall receive an annual basis bonus in an amount determined by using the bonus calculation methodology contained in Choctaw Resort Development Enterprise bonus plan dated May 3, 2001. For purpose of Executive's bonus calculation, Executive shall be considered as a "Tier 1" level employee.

         (c) Employer will pay Executive those fringe benefits and leave time provided regular full-time employees as set forth in the Administrative Personnel Policies and Procedures of the Enterprise.

         Section 3.        Term and Renewal:

          (a) The term of this Agreement shall commence on March 20, 2002 and end on March 19, 2006, unless renewed pursuant to paragraph 3(b) or unless sooner terminated in accordance with Section 4.

          (b) This Agreement may be renewed upon agreement in writing by the parties. The Executive shall propose terms for a renewal at least six (6) months prior to the expiration of this Agreement. Employer shall respond to said terms within three (3) months of the expiration of this Agreement.


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         Section 4.        Termination:

          (a) Mutual Agreement. This Agreement may be terminated at any time upon the mutual written agreement of the parties.

          (b) Disability. If Executive is unable to perform his duties hereunder due to illness or disability for a period of 180 consecutive days, then Employer may at its option hire a replacement and/or terminate this Agreement, and Employer shall pay salary earned through the effective date of termination and any benefits that have vested prior to such termination.

          (c) Death. If Executive dies during the term of this Agreement, this Agreement shall automatically terminate, and Employer's only obligation shall be to pay any portion of the salary earned by Executive and any benefits that have vested in Executive pursuant to this Agreement prior to termination.

          (d) Employer Unilateral Termination or Nonrewewal. Employer may terminate this Agreement for any reason at any time effective upon recommendation of the President and a majority vote of the Directors at a meeting of the entire Board of Directors. However, in the event of such unilateral termination (for reasons other than those specified in Section 4 (a)(b) or (c)), then Employer shall pay Executive one (1) year base salary in effect on the date of termination. Employer shall not be required to make compensation continuation payments, and continue insurance benefits pursuant to this paragraph if (i) the termination results from the conviction of the Executive of a felony, (ii) the termination results from the Executive's continued violation of Employer By-Laws, violation of the tribal, state, or federal laws or regulations relating to Employer operations, or violation of the prohibition against the Executive having an interest in an enterprise that competes with Employer for a period of at least ten (10) days after receiving a written notice from the Board of Directors that specifies the violation, or (iii) Executive fails to meet the standards of performance to the satisfaction of the President and Board of Directors in Exhibit "A" which is attached and incorporated herein, or (iv) the Employer's business is sold or discontinued. Executive's acceptance of other employment following Employer's termination shall not affect Employer's obligations under this paragraph; except that if Executive shall, either directly or indirectly accept employment with or make any investment in or receive any compensation from any business enterprise in competition with Employer, then Employer's obligations of continued payments shall cease.

          (e) Facility Closure. In the event Employer closes its facilities, Employer shall continue to pay Executive his base salary and continue insurance benefits for a period of one (1) year from the date of the facility closing.

          (f) Resignation. The Executive may terminate this Agreement at any time effective upon sixty (60) days prior to written notice to Employer. No bonus, salary or benefit continuation shall be payable in such situation.

         Section 5.        Employer Property:

         Executive agrees that upon termination, expiration or resignation, he will promptly return to Employer any property owned by Employer.

         Section 6.        Confidentiality:

         Employer has developed and compiled, at substantial cost, certain products, technology, commercial data, and other materials that are confidential and proprietary in nature. Executive agrees to maintain the confidentiality of any such products, technology, financial data, and other materials and information developed or produced by Employer, the Mississippi Band of Choctaw Indians, or the predecessors, successors or affiliated companies of any of them of which Executive gains knowledge or access by reason of his employment relationship with Employer. Executive further agrees that he will not use or disclose, either directly or indirectly, any of such products,


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technology,  data, or information  unless (i) the  information  has already been made public without any participation by Executive, (ii) disclosure is required by law or regulation, or (iii) Employer, its joint venture partners, and their affiliated companies having a proprietary interest in the information or technology consent in writing to the disclosure.

         Section 7.        Severability:

           It is agreed that if any clause or provision of this Agreement is found by the court to be invalid, illegal, or unenforceable, the rest of Agreement shall not be affected, and the rights and obligations of the parties shall be enforced as if the Agreement did not contain such illegal, invalid, or unenforceable clause or provision.

         Section 8.        Waiver of Provisions:

         Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver of relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.



         Section 9.        Notices:

         Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if personally delivered or sent by registered or certified mail, postage and fees prepaid, addresses to the party to be notified as follows:

         (a)      If to Employer:           Mississippi Band of Choctaw Indians
                                            d/b/a Resort Development Enterprise
                                                 Chief Phillip Martin
                                                 Chairman of Board
                                                 Tribal Office Building
                                                 P.O. Box 6010, Choctaw Branch
                                                 Choctaw, MS  39350

         (b) If to Executive:               Anthony Taeubel

                                            -------------------
                                            -------------------

Or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so mailed or personally delivered.

Section 10.                Modification and Amendment:

         This Agreement contains the sole and entire Agreement between the parties hereto and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and any such prior agreements, shall, from and after the date hereof, be null and void. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the Chairman of Employer's Board and Executive.

Section 11.                Binding Effect:

         This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns, and upon Executive, his administrators, executors, legatees, heirs, and assigns.


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Section 12.                Indian Preference:

         The Executive recognizes the principle of Choctaw Self-Determination and will employ, train, promote or discharge employees of Employer in compliance with the policy of Indian preference, including formal and on the job training at the management level, with an annual report to be made through the Chief to the Tribal Council. A career tracking system will be established by the Tribe and Employer to allow Choctaw college students to work for Employer with follow-up and support provided. All steps taken in furtherance of Indian Preference are subject to the approval of the Board of Directors of the Employer.

Section 13.                Covenant Not to Compete.

          (a) Restrictions. In consideration of the confidential information disclosed to Executive and as an inducement to Employer to enter into this Agreement and to pay the compensation referred to herein, Executive agrees that, unless otherwise agreed in writing by Employer, during the term of this Agreement and continuing until the end of twelve (12) months following termination of his employment pursuant to Section 4(f) (Resignation), Executive shall not enter negotiations for any investment in or employment or services with or on behalf of any competitor of Employer. For purposes of this Agreement a competitor of Employer is considered to be any gaming facility in Mississippi or Alabama. For purposes of this Section, prohibited "negotiations" by Executive shall include the direct or indirect discussions of investments in a competitor or contractual arrangements for consulting, employment or other services, either as an individual or as a partner, employee, member, officer, director, or shareholder of any legal entity.

          (b) Remedies. Executive has carefully read and considered the provision of this Section, and having done so, agrees that the restrictions are fair and reasonable and are reasonably required for the protection of the investment of Employer and do not prevent Executive from earning a livelihood in the event of termination of employment pursuant to this Agreement. In the event of a breach or threatened breach by Executive of any the provision of this Section, Employer, in addition to and not in limitation of other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Executive or by Executive's future partners, employers, or any other third persons acting directly or indirectly for or with Executive. Without limiting the foregoing, Employer shall also be entitled to seek actual damages which Employer may suffer as a result of a violation of this Section.

          (c)  Reformation.  In the  event  that any of the  provisions  of this
               Section 13 shall be held to be invalid or unenforceable by a court of law, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included, and the restrictions on time and locations of practice may be reformed by the court so as not to exceed the maximum time period or location restrictions which the court deems reasonable and enforceable.

Section 14.                Comps

         Executive acknowledges that under tribal law he cannot and shall not be allowed to grant "comps" to members of the Tribal Council.

Section 15.                Pearl River Resort Handbook

         Executive understands that he is responsible for implementing, mentoring, and carrying out the Resort mission, values, and terms of the Pearl River Resort Handbook.

Section 16.                Governing Law

         This Agreement and any related documents shall be construed according to the laws of the Mississippi Band of Choctaw Indians and the State of Mississippi (pursuant to Section 1-1-4, Choctaw Tribal Code.) Exclusive venue and jurisdiction shall be in the Tribal Court of the Mississippi Band of Choctaw Indians. This Agreement and


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any  related  document  is subject to the  Choctaw  Tribal Tort Claims Act.
Nothing contained in this Agreement or any related documents shall be construed or deemed to provide recourse to Government Services Division assets.




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above mentioned.



                                    MISSISSIPPI BAND OF CHOCTAW INDIANS
                                    d/b/a RESORT DEVELOPMENT ENTERPRISE

                                    By: /s/ Phillip Martin
                                        --------------------------------
                                            Phillip Martin
                                            Chairman of Board

                                    ATTEST:

                                    By: /s/  Harrison Ben
                                        --------------------------------
                                            Harrison Ben
                                            Secretary-Treasurer


                                    EXECUTIVE:

                                    By: /s/ Anthony Taeubel
                                       ---------------------------------
                                            Anthony Taeubel


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